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                                                                   EXHIBIT 2.12
                              SAND TECHNOLOGY INC.
                         4141 Sherbrooke St. W. St. 410
                        Westmount, Quebec H3Z 1B8 Canada

                                  June 23, 2000

Sundowner Investments Limited
C/o Dr. Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein
Attn.:  Mr. Hans Gassner

        RE:  AMENDMENT TO COMMON SHARE PURCHASE AGREEMENT

Gentlemen:

     Reference is made to that certain Common Share Purchase Agreement (the "Purchase Agreement"), dated May 26, 2000, between Mortgage.com, Inc. (the "Company") and Sundowner Investments Limited (the "Purchaser"). Section 7.2 of the Purchase Agreement, as currently constituted, provides that the Purchaser may terminate the Purchase Agreement in the event that (i) the Company completes any financing prohibited by Section 4.11 or (ii) the officers and directors of the Company shall beneficially own less than 10% of the outstanding Common Shares of the Company. The Company and the Purchaser hereby agree to delete said provisions from the Purchase Agreement.

     In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to restate the following section of the Purchase Agreement as follows:

     Section 7.2 Other Termination. (a) The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Shares are de-listed from the Nasdaq National Market unless such de-listing is in connection with the listing of the Common Shares on the Nasdaq SmallCap Market, the New York Stock Exchange or American Stock Exchanges, (iii) the Company files for protection from creditors under any applicable law, or (iv) the Registration Statement is not effective by September 30, 2000.

     Except as specifically amended by the terms of this letter, the Purchase Agreement shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.


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     If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                                  SAND TECHNOLOGY INC.



                                                  By:  /s/ Arthur G. Ritchie
                                                       ---------------------
                                                       Arthur G. Ritchie
                                                       President & CEO



ACCEPTED AND AGREED TO:

SUNDOWNER INVESTMENTS LIMITED



By: /s/ Hans Gassner
    ----------------------------------
    Hans Gassner, Authorized Signatory





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